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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25

                        Commission File Number: 333-57514
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                           Notification of Late Filing

                                  (Check One):

[x]  Form  10-K [ ] Form  20-F  [ ] Form  11-K  [ ] Form  10-QSB [ ] Form N-SAR

For Period Ended:  December 31, 2004.

                 [  ]  Transition  Report  on  Form  10-K
                 [  ]  Transition  Report  on  Form  20-F
                 [  ]  Transition  Report  on  Form  11-K
                 [  ]  Transition  Report  on  Form  10-Q
                 [  ]  Transition  Report  on  Form  N-SAR

    For the Transition Period Ended:


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION


                               EarthNetMedia, Inc.
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                             Full Name of Registrant


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                           Former Name, if Applicable

                                222 Amalfi Drive
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            Address of Principal Executive Office (Street and Number)

                             Santa Monica, CA 90402
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                            City, State and Zip Code


                        PART II - RULES 12b-25(b) AND (c)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate)

[X]      (a) The reasons  described in reasonable detail in  Part  III  of  this form could not be eliminated without unreasonable effort or expense;

[X]      (b) The   subject   annual  report,  semi-annual   report,   transition
             report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c) The accountant's  statement  or  other  exhibit  required  by  Rule
             12b-25(c) has been attached if applicable.


                              PART III - NARRATIVE

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

The Registrant is unable to file the subject report in a timely manner because the Registrant was not able to complete timely its financial statements without unreasonable effort or expense.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

          ALIE CHANG                          (310)                 459-1081
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            (Name)                           (Area Code)        (Telephone No.)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s).         [X]Yes             [ ]   No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                            [ ]Yes             [X]    No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                                EARTHNETMEDIA, INC
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                                   (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:       MARCH 30, 2005                                 By: /s/  Alie Chang
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                                                                    Alie Chang
                                                                    President